EXHIBIT 99.1

For Release Wednesday, August 11, 2004; 4:00 PM EDT

CYBERONICS REPORTS Q1 RESULTS
Conference call scheduled for 4:30 PM EDT

HOUSTON, Texas, August 11, 2004 — Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the first quarter ended July 30, 2004 of its fiscal year ending April 29, 2005. Net sales were $25.1 million, compared to net sales of $26.7 million for the quarter ended July 25, 2003. U.S. net sales for the first quarter were $22.5 million compared to U.S. net sales of $25.0 million for the first quarter last year. International sales for the first quarter were $2.6 million, compared to $1.7 million for the first quarter last year.

Net loss for the quarter ended July 30, 2004 was $2.9 million, or $0.12 per fully diluted share, compared to net earnings of $2.6 million, or $0.10 per fully diluted share for the quarter ended July 25, 2003. Net loss was favorable to the company’s guidance of a net loss of $3.3 million, or $0.14 per fully diluted share.

Cash on hand on July 30, 2004 totaled $62.2 million, increasing by $3.8 million over the $58.4 million in cash on hand as of April 30, 2004.

Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer commented, “Cyberonics’ goals for fiscal 2005 are to maintain our epilepsy business while at the same time obtaining regulatory approval and successfully launching VNS TherapyTM as a treatment for chronic or recurrent treatment-resistant depression. We made good progress towards those objectives in the first quarter. In Q1, Cyberonics not only obtained a favorable FDA Advisory Panel depression recommendation, but we also prudently managed our depression investments to report a better than planned net loss and positive cash flow.”

“Depression investments are both direct and indirect,” continued Mr. Cummins. “In Q1, direct new indications expenses were essentially on plan at $3.4 million. Indirect depression investments increased in Q1 and were made primarily by Cyberonics’ U.S. sales and operations departments. A successful depression launch will require approximately six months to adequately scale Cyberonics’ sales and operations organizations and processes to accomplish our mission both in epilepsy and depression. A delicate balance between the regulatory approval process and a successful launch must be maintained with investments triggered by regulatory milestones. One such milestone was the favorable Advisory Panel recommendation that triggered (1) an investment of U.S. epilepsy sales resources in depression pre-launch activities and (2) the commencement of the recruiting process to identify and qualify the additional sales personnel necessary to support depression. Those two investments are reflected in a sequential increase in administration expenses and a sequential decrease in U.S. sales. The other Q1 indirect depression investment was made in operations. In Q1 a planned one-time doubling of production to evaluate the scalability of Cyberonics’ manufacturing personnel, equipment and processes highlighted several opportunities for improvements that were made in Q1 with a one-quarter impact on gross margin.”

“We continue to work with FDA to obtain a favorable depression decision,” concluded Mr. Cummins. “Regulations and precedents would suggest that FDA should make its decision by October. We are optimistic that FDA’s decision will be favorable considering that (1) all PMA-Supplements with Expedited Review status and a favorable Panel recommendation in the last seven years have been approved by FDA, (2) 4.4 million Americans suffering with treatment-resistant depression today have no FDA-approved, safe and effective long-term treatment, (3) VNS Therapy is the only anti-depressant to have Expedited Review status, (4) FDA’s Advisory Panel including four deputized psychiatrists voted in favor of approval with straightforward conditions, (5) the one-year data from the VNS studies shows remarkable safety and efficacy in a group of patients with extreme, previously unstudied levels of treatment-resistant depression, and (6) widespread support for approval has been expressed by psychiatric thought leaders, patients and payers.”

“Our guidance for the second quarter reflects planned progress in depression and an increase in depression spending,” commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “We expect that direct new indications expenses will increase to at least $6 million and that indirect investments to properly scale and train our U.S. sales organization will also increase. As a result, we expect sales for the second quarter to be essentially flat versus Q1 at $25 million and that gross margin will be 84%. Although we are not planning to hire the majority of the sales personnel to support a depression launch until we receive a formal communication from FDA, we expect that the net loss for the quarter will be approximately $9 million or $0.38 per fully diluted share reflecting an increase in direct and indirect depression spending. With our strong balance sheet, including $62 million in cash, Cyberonics has more than adequate capital to internally fund its growth and development going forward.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

To listen to the conference call live by telephone, dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 9016822; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call on Wednesday, August 11, 2004 through Wednesday, August 25, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 9016822.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within 2 hours after the completion of the webcast and available for one year.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 29,000 epilepsy patients in 24 countries have accumulated over 72,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning guidance for fiscal 2005 relating to anticipated sales, gross profit margin, operating expenses and earnings, investments in new indication development, net income, profits and earnings per share, maintaining and obtaining appropriate regulatory approvals, developing VNS as a treatment for depression, the timing and outcome of clinical studies, improving our business model, building shareholder value, improving our productivity and efficiencies and increasing our sales, improving our net earnings and return on equity. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02154
Main: (281) 228-7200	Main: (781) 684-0770 ext. 6587
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 30, 2004	April 30, 2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$62,233,437	$58,363,731
Accounts receivable, net	15,769,213	16,951,176
Inventories	7,655,691	7,793,856
Other current assets	2,293,172	2,663,299

Total Current Assets	87,951,513	85,772,062
Property and equipment, net and other assets	7,988,158	8,524,462

	$95,939,671	$94,296,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$24,497,259	$25,316,045
Stockholders’ equity	71,442,412	68,980,479

	$95,939,671	$94,296,524

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Thirteen Weeks Ended
	July 30, 2004	July 25, 2003
	(Unaudited)	(Unaudited)
Net sales	$25,149,322	$26,682,274
Cost of sales	4,783,132	3,993,953

Gross Profit	20,366,190	22,688,321
Operating Expenses:
Selling, general and administrative	18,637,780	16,284,271
Research and development	4,726,337	3,776,490

Total Operating Expenses	23,364,117	20,060,761

Earnings (Loss) From Operations	(2,997,927)	2,627,560
Interest income	152,592	89,759
Interest expense	(125,134)	(143,073)
Other income, net	66,279	112,574

Earnings (loss) before income taxes	(2,904,190)	2,686,820
Income tax expense	4,542	124,830

Net Earnings (Loss)	$(2,908,732)	$2,561,990

Basic earnings (loss) per share	$(0.12)	$0.11
Diluted earnings (loss) per share	$(0.12)	$0.10

Shares used in computing basic earnings (loss) per share	23,649,269	22,435,149
Shares used in computing diluted earnings (loss) per share	23,649,269	25,132,077